Exhibit 99.1
                                                                    ------------




November 10, 2004



Dear Shareholder:

The third quarter of 2004 was an excellent quarter for your Corporation in several respects. The National Bank of Indianapolis reached a new high in total assets of $894 million at September 30 compared to total assets of $794 million at September 30 last year. The resulting growth of $100 million in total assets continues to exceed our expectations.

Your Corporation also posted a record third quarter with respect to profitability. In the third quarter of 2004, The National Bank of Indianapolis Corporation earned a profit of $1,474,000 or $0.61 per fully diluted share compared to $1,295,000 or $0.51 in the third quarter last year. For the first nine months of this year, income totaled $4,045,000 or $1.69 per share compared to $3,798,000 or $1.51 per share for the same nine month period last year. Management believes that the Corporation is well on its way to achieving record profitability in 2004.

The third quarter performance was due in large part to continued growth of loans, deposits, and Wealth Management assets. Loans have grown $54 million or 9% over September 30 last year and now exceed $635 million. The overall banking industry has seen modest loan demand with residential mortgage loan originations down considerably while commercial loan demand has begun to increase. Our reserve for loan losses exceeds $7,400,000, which we believe is adequate to absorb future losses. In the first nine months of 2004, we have experienced net loan losses of $1,476,000.

Deposits have also shown excellent growth. Total deposits now exceed $719 million, up $100 million or 16% over September 30 last year. We believe that deposit growth in the banking industry continues to be helped by the uncertainty in the stock market and the flight to safety in deposit products.

Fee income was another important aspect of our third quarter profit. For the first nine months of 2004, the Bank generated fee income in excess of $5,382,000
- although fee income decreased $803,000 from last year. With residential mortgage loan originations down, gains from the sale of mortgage loans remain well below last year's pace. Conversely, the Wealth Management Division has seen increased activity. At September 30, total assets under administration in the Wealth Management Division reached $725 million. The Wealth Management Division continues to attract new trust, investment and retirement accounts.

With respect to the economic picture, the Federal Reserve has increased the fed funds rate three times in recent months. However, the bond market has reacted by reducing interest rates on longer term bonds. This "flattening of the yield curve" presents challenges for bank asset / liability management. We expect interest rates to rise at a measured pace in future months.

Competition in the marketplace continues to increase. Two new banks are forming in our market area. One new bank focused on small businesses is nearing the end of its initial stock sale and will open soon. Another new bank headquartered in Carmel is under organization. In addition, other banks such as Old National and First Indiana have recently named new CEO's. The J.P. Morgan / Bank One acquisition and the Regions Bank / Union Planters acquisition have both closed. The level of competition is intense, presenting ever increasing challenges for your Bank.

The Repurchase Plan for shares of the Corporation remains in force. To date, the plan has purchased over 260,000 shares at prices up to $34.00 per share. Please note that if you wish to use your appreciated National Bank of Indianapolis Corporation stock to make charitable contributions, the Repurchase Plan is allowed to repurchase the stock directly from the charitable organization. If you are interested in discussing the repurchase plan, please call Morrie Maurer at 261-9601.

In summary, the first nine months of 2004 have been gratifying, particularly in light of today's economic picture and level of competition. As always, we appreciate the continued support of our shareholders and directors, and the dedication of our employees.

Sincerely,


/s/ Michael S. Maurer   /s/ Morris L. Maurer       /s/ Philip B. Roby

Michael S. Maurer       Morris L. Maurer           Philip B. Roby
Chairman                President and              Executive Vice President and
                        Chief Executive Officer    Chief Operating Officer





                           FORWARD LOOKING STATEMENTS

Special note: Statements in this letter that relate to future results and events (including statements about future financial and operating performance) are based on the Corporation's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes. Additional discussion of these and other factors affecting the Corporation's business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.

                                          THIRD QUARTER 2004 HIGHLIGHTS

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                                             Selected Balance Sheet Information
-------------------------------------------------------------------------------------------------------------
                                          Sept. 30, 2004    Sept. 30, 2003                      Dec. 31, 2003
(in thousands)                              (unaudited)       (unaudited)                          (audited)
-------------------------------------------------------------------------------------------------------------
Total Assets                                 $ 894,094         $ 793,684                           $ 812,599
Loans                                          635,667           581,814                             597,063
Reserve for Loan Losses                         (7,484)           (7,847)                             (8,030)
Investment Securities                          148,989           101,540                             121,689
Total Deposits                                 719,487           619,648                             637,537
Shareholders'  Equity                           45,526            44,433                              42,678
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                                           Selected Income Statement Information
-------------------------------------------------------------------------------------------------------------
                                                   Three Months Ended                  Nine Months Ended
                                                      September 30,                       September 30,
-------------------------------------------------------------------------------------------------------------
(in thousands)                                  2004              2003               2004              2003
-------------------------------------------------------------------------------------------------------------
Net Interest Income                          $   6,571         $   5,599         $  18,504         $  16,807
Provision for Loan Losses                          330               300               930               900
Non-Interest Income                              1,816             2,033             5,382             6,185
Non-Interest Expense                             5,673             5,191            16,875            15,807
Pretax Income                                    2,385             2,141             6,081             6,284
Net Income                                       1,474             1,295             4,045             3,798
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                                                Selected Per Share Information
-------------------------------------------------------------------------------------------------------------
                                                   Three Months Ended                  Nine Months Ended
                                                      September 30,                       September 30,
-------------------------------------------------------------------------------------------------------------
                                                2004              2003               2004              2003
-------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                     $    0.64         $    0.55         $    1.76         $    1.61
Diluted Earnings Per Share                   $    0.61         $    0.51         $    1.69         $    1.51
Book Value per Share                         $   19.32         $   18.21         $   19.32         $   18.21
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